Exhibit 99.1

NEWS FROM LAKELAND FINANCIAL CORPORATION
FOR IMMEDIATE RELEASE

Contact
Lisa M. O’Neill
Executive Vice President and Chief Financial Officer
(574) 267-9125
lisa.oneill@lakecitybank.com

Lakeland Financial Reports Record Third Quarter 2021 Performance; Year-to-Date Record Net Income Improves by 20% to $71.5 Million

Warsaw, Indiana (October 25, 2021) – Lakeland Financial Corporation (Nasdaq Global Select/LKFN), parent company of Lake City Bank, today reported record third quarter net income of $24.1 million for the three months ended September 30, 2021, an increase of 6%, versus $22.8 million for the third quarter of 2020. Diluted earnings per share increased 6% to $0.94 for the third quarter of 2021, versus $0.89 for the third quarter of 2020. On a linked quarter basis, net income decreased $229,000, or 1%, from the second quarter of 2021, in which the company had net income of $24.3 million, or $0.95, diluted earnings per share. Pretax pre-provision earnings1 were $30.9 million for the third quarter of 2021, an increase of 3%, or $1.0 million, from $29.9 million for the third quarter of 2020. On a linked quarter basis, pretax pre-provision earnings increased 9%, or $2.5 million, from $28.4 million for the second quarter of 2021.

The company further reported record net income of $71.5 million for the nine months ended September 30, 2021 versus $59.7 million for the comparable period of 2020, an increase of 20%. Diluted earnings per share also increased 20% to $2.79 for the nine months ended September 30, 2021 versus $2.33 for the comparable period of 2020. Pretax pre-provision earnings1 were $88.7 million for the nine months ended September 30, 2021, versus $87.1 million for the comparable period of 2020, an increase of 2%, or $1.7 million.

David M. Findlay, President and Chief Executive Officer commented, “The Lake City Bank team continues to produce quality earnings in a unique and challenging operating environment. As we move into the last quarter of 2021, our disciplined and execution-focused strategies continue to deliver consistent revenue growth despite the difficult interest rate environment.”

Financial Performance – Third Quarter 2021

Third Quarter 2021 versus Third Quarter 2020 highlights:

•Return on average equity of 13.90%, compared to 14.36%
•Return on average assets of 1.56%, compared to 1.64%
•Average loan growth, excluding PPP loans, of $211.7 million, or 5%
•Core deposit growth of $665.4 million, or 14%
•Noninterest bearing demand deposit account growth of $341.2 million, or 24%
•Net interest income increase of $5.8 million, or 15%
•Net interest margin of 3.13% compared to 3.05%
•Revenue growth of $3.8 million, or 7%
•Noninterest expense increase of $2.8 million, or 12%
•Provision expense of $1.3 million compared to provision expense of $1.8 million, a decrease of $0.5 million
•Nonperforming loans of $31.0 million, an increase of $17.5 million
•Dividend per share increase of 13% to $0.34 from $0.30
•Average total equity increase of $57.3 million, or 9%
•Total risk-based capital ratio improved to 15.44% compared to 14.90%
•Tangible capital ratio of 10.92% compared to 11.41%

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Third Quarter 2021 versus Second Quarter 2021 highlights:

•Return on average equity of 13.90%, compared to 14.71%
•Return on average assets of 1.56% compared to 1.58%
•Average loan growth, excluding PPP loans, of $71.5 million, or 2%
•Core deposit growth of $19.0 million
•Noninterest bearing demand deposit account growth of $19.0 million, or 1%
•Net interest income increase of $2.1 million, or 5%
•Net interest margin of 3.13% compared to 3.01%
•Revenue growth of $1.9 million, or 3%
•Noninterest expense decrease of $681,000, or 3%
•Provision expense of $1.3 million compared to a reversal of provision expense of $1.7 million, an increase of $3.0 million
•Nonperforming loans of $31.0 million, an increase of $20.3 million
•Average total equity increase of $24.3 million, or 4%
•Total risk-based capital increased to 15.44% compared to 15.04%
•Tangible capital ratio was 10.92% compared to 10.81%

As announced on October 12, 2021, the board of directors approved a cash dividend for the third quarter of $0.34 per share, payable on November 5, 2021, to shareholders of record as of October 25, 2021. The third quarter dividend per share of $0.34 is unchanged from the dividend per share paid for the second quarter of 2021 and reflects a 13% increase from the dividend rate a year ago.

Average loans, excluding PPP loans, were $4.21 billion compared to $4.00 billion for the third quarter of 2020, an increase of $211.7 million, or 5%. On a linked quarter basis, average loans excluding PPP loans increased by $71.5 million, or 2%. Average total loans including PPP loans decreased $133.6 million, or 3%, from $4.49 billion for the second quarter of 2021. Average total loans for the third quarter of 2021 were $4.35 billion, a decrease of $202.7 million, or 4%, versus $4.56 billion for the third quarter 2020. Average PPP loans were $142.9 million during the third quarter 2021.

Total loans, excluding PPP loans, increased by $115.5 million, or 3%, as of September 30, 2021 as compared to September 30, 2020. On a linked quarter basis, total loans, excluding PPP loans, were $4.15 billion as of September 30, 2021, a decrease of $11.9 million, as compared to June 30, 2021. Total loans outstanding, including PPP loans, decreased by $350.5 million, or 8%, from $4.59 billion as of September 30, 2020 to $4.24 billion as of September 30, 2021. PPP loans outstanding were $91.9 million as of September 30, 2021, which reflects PPP forgiveness of $624.9 million since the program's inception.

Findlay stated, “We are proud of our commercial loan originations during the third quarter, as commercial origination activity exceeded $400 million. We continue to experience high levels of commercial and retail loan payoffs with PPP loan forgiveness being the most significant contributor. We also continue to experience reduced usage under commercial lines of credit and loan payoffs driven by the sale of commercial clients. As we plan for the balance of 2021, the loan pipeline is encouraging, and we continue to see an increase in both client and prospect in-person business development meetings that we are confident will lead to loan growth in the future.”

Average total deposits were $5.34 billion for the third quarter of 2021, an increase of $606.6 million, or 13%, versus $4.74 billion for the third quarter of 2020. On a linked quarter basis, average total deposits decreased by $42.9 million, or 1%. Total deposits increased $646.7 million, or 14%, from $4.77 billion as of September 30, 2020 to $5.41 billion as of September 30, 2021. On a linked quarter basis, total deposits increased by $20.0 million from $5.39 billion as of June 30, 2021.

Core deposits, which exclude brokered deposits, increased by $665.4 million, or 14%, from $4.74 billion at September 30, 2020 to $5.40 billion at September 30, 2021. This increase was due to growth in commercial deposits of $339.7 million, or 19%; growth in retail deposits of $248.2 million, or 14%; and growth in public fund deposits of $77.5 million, or 6%. On a linked quarter basis, core deposits increased by $19.0 million at September 30, 2021 as compared to June 30, 2021. The linked quarter growth resulted from commercial deposit growth of $21.6 million, a 1% increase; public fund growth of $14.2 million, a 1% increase; and retail contraction of $16.8 million, a 1% decrease. Proceeds from the sale of customer businesses as well as first round of stimulus payments to municipalities contributed to the increase in deposits during the third quarter.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Investment securities were $1.2 billion at September 30, 2021, reflecting an increase of $595.7 million, or 92%, as compared to $644.0 million at September 30, 2020. Investment securities increased $115.5 million, or 10%, on a linked quarter basis as the remaining balance of funds deployed to our investment subsidiary were fully invested during the third quarter. Investment securities represent 20% of total assets on September 30, 2021 compared to 12% on September 30, 2020 and 18% on June 30, 2021. The increase in investment securities reflects the deployment of excess liquidity from deposit increases that resulted from PPP and economic stimulus.

Findlay added, “We continue to experience significant levels of liquidity on our balance sheet as retail and commercial deposits remain at highly elevated levels. Given the combination of modest commercial loan growth and the increased liquidity position, we have continued to smartly grow our investment portfolio. While we are comfortable with the deployment of additional funds into the investment portfolio, we understand that our primary role is to be a lender in our Indiana communities, and we remain focused on developing strategies to ensure we return to our historical loan growth performance. Our commercial line utilization remained stable at 41% in September, unchanged from mid-year line utilization and continues to be lower than in the past. Loan demand by our borrowers continues to be impacted by labor workforce availability, supply chain disruption and elevated liquidity from governmental programs.”

The company’s net interest margin increased 8 basis points to 3.13% for the third quarter of 2021 compared to 3.05% for the third quarter of 2020. The higher margin in the third quarter of 2021 as compared to the prior year period was due to accelerated PPP forgiveness, which resulted in the accretion of outstanding deferred fees at the time of forgiveness. Total PPP fee income recognized for the third quarter of 2021 was $3.57 million compared to $1.87 million for the third quarter of 2020. PPP interest and fees added 18 basis points to third quarter 2021 net interest margin compared to a decrease of 12 basis points for the third quarter 2020 net interest margin. This fee income recognition was partially offset by the decrease in earning asset yield of 14 basis points from 3.51% for the third quarter of 2020 compared to 3.37% for the third quarter of 2021. As a result of the excess liquidity on the company's balance sheet, the mix of earning assets included lower yielding earning assets consisting of balances at the Federal Reserve Bank and the investment securities portfolio. Offsetting the lower yield on earning assets, the company has been able to reduce its cost of funds 32 basis points from 0.70% for the third quarter of 2020 compared to 0.38% for the third quarter of 2021.

The company’s net interest margin excluding PPP loans1 was 18 basis points lower at 2.95% for the third quarter of 2021 compared to actual net interest margin of 3.13% and reflects a 22 basis point decline from net interest margin excluding PPP loans of 3.17% in the third quarter of 2020. Linked quarter net interest margin excluding PPP was the same for the second and third quarters of 2021 at 2.95%. Interest expense as a percentage of earning assets decreased to a historical low of 0.24% for the three-month period ended September 30, 2021, down from 0.27% for the three-month period ended June 30, 2021.

Net interest income increased by $5.8 million, or 15%, for the three months ended September 30, 2021 as compared to the three months ended September 30, 2020. On a linked quarter basis, net interest income increased $2.1 million, or 5%, from the second quarter of 2021. PPP loan income, including interest and fees, was $3.9 million for the three months ended September 30, 2021, compared to $3.7 million during the second quarter of 2021. Net interest income increased by $14.8 million, or 12%, for the nine months ended September 30, 2021 as compared to the nine months ended September 30, 2020 due primarily to a decrease in interest expense of $13.1 million and an increase in investment securities income of $3.7 million, offset by a $2.1 million decline in loan interest income.

The company recorded a provision for credit losses2 of $1.3 million in the third quarter of 2021, compared to $1.8 million of provision expense in the third quarter of 2020, a decrease of $0.5 million. On a linked quarter basis, the provision2 increased by $3.0 million from a provision expense reversal of $1.7 million in the second quarter of 2021 due to a one-time recovery of $1.7 million in the second quarter. The company adopted CECL during the first quarter of 2021, effective January 1, 2021. The day one impact of adoption was an increase in the allowance for credit losses2 of $9.1 million, with an offset, net of taxes, to beginning stockholders’ equity.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

The provision expense in the third quarter of 2021 was driven primarily by the downgrading of two commercial loan borrowers to nonaccrual status. The company’s credit loss reserve to total loans2 was 1.72% at September 30, 2021 versus 1.32% at September 30, 2020 and 1.65% at June 30, 2021. The company’s credit loss reserve2 to total loans excluding PPP loans1 was 1.76% at September 30, 2021 versus 1.51% at September 30, 2020 and 1.72% at June 30, 2021. PPP loans are guaranteed by the United States Small Business Administration (SBA) and have not been allocated for within the allowance for credit losses2.

Net recoveries in the third quarter of 2021 were $35,000 versus net charge offs of $22,000 in the third quarter of 2020 and net recoveries of $1.6 million during the linked second quarter of 2021. Annualized net charge offs (recoveries) to average loans were 0.00% for the third quarter of 2021 and 2020, and (0.14%) for the linked second quarter of 2021.

Nonperforming assets increased $17.5 million, or 127%, to $31.3 million as of September 30, 2021 versus $13.8 million as of September 30, 2020. On a linked quarter basis, nonperforming assets increased $19.5 million, or 165%, versus the $11.8 million reported as of June 30, 2021. The ratio of nonperforming assets to total assets at September 30, 2021 increased to 0.50% from 0.25% at September 30, 2020 and increased from 0.19% at June 30, 2021. The increases were driven primarily by the downgrading of two commercial loan relationships, which totaled $21.2 million. The first credit relationship of $12.0 million was downgraded due to the severe impact on the business caused by the economic conditions resulting from the COVID-19 pandemic. The borrower is a retailer of party and special event supplies. During the third quarter of 2021, the borrower’s challenges significantly worsened. As a result, loans to the borrower were downgraded and placed on nonaccrual status. Loans to this borrower are secured by a blanket lien on all assets, including buildings, inventory, accounts receivable and equipment. In addition, the exposure is supported by a partial personal guarantee. The second downgrade relates to a shared national credit participation of $9.2 million to a commercial borrower that operates grain elevators and handles feed processing and merchandising of agriculture products. Loans to this borrower are secured by a blanket lien on all assets, including buildings, inventory, accounts receivable and equipment. These downgrades resulted in an increase to the specific credit loss allocations for each credit as they are now individually analyzed credits. The loans to both borrowers are current on interest and principal payments through September 2021. The bank believes that the allocations are adequate to cover any potential losses. Each of these downgrades resulted from a unique business challenge and management does not believe these downgrades are systemic as it relates to the bank's broader loan portfolio. Total individually analyzed and watch list loans increased by $37.2 million, or 17%, to $258.5 million at September 30, 2021 versus $221.3 million as of September 30, 2020. On a linked quarter basis, total individually analyzed and watch list loans decreased by $2.0 million, or 1%, from $260.5 million at June 30, 2021.

“Overall, asset quality remains stable, and our credit loss reserve is strong. Yet we are disappointed in the increase in nonperforming loans during the quarter. While the great majority of clients have managed through the crisis well, we have experienced isolated cases of impact and are managing those situations to ensure the most favorable outcome for the bank,” commented Findlay.

The company’s noninterest income decreased $2.0 million, or 15%, to $11.1 million for the third quarter of 2021, compared to $13.1 million for the third quarter of 2020. Noninterest income was positively impacted by elevated wealth and investment brokerage fees which increased by $347,000, or 15%, for these comparable periods. In addition, service charges on deposit accounts were up $265,000, or 11%, and loan and service fees were up $368,000, or 14%, for these comparable periods due to an increase in economic activity within the company's operating footprint. Offsetting these increases were decreases of $2.0 million, or 92%, in interest rate swap fee income and $1.0 million in mortgage banking income. Both interest rate swap arrangements and mortgage banking have seen a decrease in demand during the third quarter of 2021 compared to the third quarter of 2020, and the carrying value of mortgage service rights has been impacted by increased prepayment speeds due to the current rate environment and appreciating single-home values.

“Our healthy growth in the core business lines driving noninterest income is a reaffirming indicator of success developing broad relationships with our clients. Revenue growth is critical to our ability to continue to produce quality earnings and the strength and stability of the wealth advisory, investment brokerage and commercial treasury management business lines continue to be a positive contributor,” added Findlay.

1Non-GAAP financial measure – see “Reconciliation of Non-GAAP Financial Measures”
2Beginning January 1, 2021 calculation is based on the Current Expected Credit Loss methodology (CECL). Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Noninterest income decreased by $226,000, or 2%, on a linked quarter from $11.3 million. The linked quarter decrease resulted primarily from a decrease in mortgage banking income of $447,000. Offsetting this decrease was an increase in other income of $340,000. This was driven primarily by appreciation in limited partnership investments.

The company’s noninterest expense increased $2.8 million, or 12%, to $26.0 million in the third quarter of 2021, compared to $23.1 million in the third quarter of 2020. Salaries and employee benefits increased $1.5 million, or 12%, driven by higher performance-based incentive compensation expense and higher employee health insurance expense. Corporate and business development expenses increased $414,000, or 71%, due to the timing of planned advertising campaigns and increased business development costs, as in-person meetings with clients and prospects have resumed. FDIC insurance and other regulatory fees increased $194,000, or 35%, driven by the company's rapid balance sheet growth year-over-year.

On a linked quarter basis, noninterest expense decreased by $681,000, or 3%, from $26.6 million. Salaries and employee benefits decreased by $1.5 million, or 10%, driven by fluctuations in performance-based incentive compensation expense. Offsetting this decrease was an increase in other expense of $790,000, or 41%. This was driven primarily by share-based payments to board members of $421,000, which are paid semi-annually in January and July.

The company’s efficiency ratio was 45.7% for the third quarter of 2021, compared to 43.6% for the third quarter of 2020 and 48.5% for the linked second quarter of 2021. The company's efficiency ratio was 47.2% for the nine months ended September 30, 2021 compared to 43.2% in the prior period.

COVID-19 Related Loan Deferrals

As of October 20, 2021, one commercial borrower in the amount of $8 million represented a second deferral action and was the only outstanding commercial loan deferral attributed to COVID-19. In accordance with Section 4013 of the CARES Act, this deferral was not considered to be a troubled debt restructuring. This provision was extended to January 1, 2022 under the Consolidated Appropriations Act, 2021.

Paycheck Protection Program

During the first half of 2021, the company funded PPP loans totaling $165.1 million for its customers through the second round of the PPP program. In addition, the bank has continued processing forgiveness applications for PPP loans made during the first and second rounds of the PPP program. As of September 30, 2021, Lake City Bank had $91.9 million in PPP loans outstanding, net of deferred fees, consisting of $15.5 million from PPP round one and $76.4 million from PPP round two. Most of the PPP loans are for existing customers and 55% of the number of PPP loans originated are for amounts less than $50,000. As of September 30, 2021, the SBA has approved forgiveness for $538.9 million in PPP loans originated during round one and $86.0 million in PPP loans originated during round two. The company has submitted forgiveness applications on behalf of customers in the amount of $14.6 million for PPP round one and $5.9 million for PPP round two that are awaiting SBA approval.

	September 30, 2021
	Originated		Forgiven		Outstanding (1)
	Number	Amount	Number	Amount	Number	Amount
PPP Round 1	2,409	$570,500	2,368	$538,910	54	$15,522
PPP Round 2	1,192	165,142	822	86,009	370	76,375
Total	3,601	$735,642	3,190	$624,919	424	$91,897

(1)Outstanding balance includes deferred loan origination fees, net of costs, and any loans repaid by borrowers.

Information regarding Lakeland Financial Corporation may be accessed on the home page of its subsidiary, Lake City Bank, at lakecitybank.com. The company’s common stock is traded on the Nasdaq Global Select Market under “LKFN.” In addition to the results presented in accordance with generally accepted accounting principles in the United States, this earnings release contains certain non-GAAP financial measures. The company believes that providing non-GAAP financial measures provides investors with information useful to understanding the company’s financial performance. Additionally, these non-GAAP measures are used by management for planning and forecasting purposes, including tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings. A reconciliation of these and other non-GAAP measures to the most comparable GAAP equivalents is included in the attached financial tables where the non-GAAP measures are presented.

This document contains, and future oral and written statements of the company and its management may contain, forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 with respect to the financial condition, results of operations, plans, objectives, future performance and business of the company. Forward-looking statements, which may be based upon beliefs, expectations and assumptions of the company’s management and on information currently available to management, are generally identifiable by the use of words such as “believe,” “expect,” “anticipate,” “continue,” “plan,” “intend,” “estimate,” “may,” “will,” “would,” “could,” “should” or other similar expressions. The company’s ability to predict results or the actual effect of future plans or strategies is inherently uncertain and, accordingly, the reader is cautioned not to place undue reliance on any forward-looking statements made by the company. Additionally, all statements in this document, including forward-looking statements, speak only as of the date they are made, and the company undertakes no obligation to update any statement in light of new information or future events. Numerous factors could cause the company’s actual results to differ from those reflected in forward-looking statements, including the effects of the COVID-19 pandemic, including its effects on our customers, local economic conditions, our operations and vendors, and the responses of federal, state and local governmental authorities, as well as those identified in the company’s filings with the Securities and Exchange Commission, including the company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q.

LAKELAND FINANCIAL CORPORATION
THIRD QUARTER 2021 FINANCIAL HIGHLIGHTS

	Three Months Ended			Nine Months Ended
(Unaudited – Dollars in thousands, except per share data)	Sep 30,	Jun. 30,	Sep 30,	Sep 30,	Sep 30,
END OF PERIOD BALANCES	2021	2021	2020	2021	2020
Assets	$6,222,916	$6,232,914	$5,551,108	$6,222,916	$5,551,108
Deposits	5,414,638	5,394,664	4,767,954	5,414,638	4,767,954
Brokered Deposits	11,012	10,004	29,703	11,012	29,703
Core Deposits (1)	5,403,626	5,384,660	4,738,251	5,403,626	4,738,251
Loans	4,239,453	4,353,709	4,589,924	4,239,453	4,589,924
Paycheck Protection Program (PPP) Loans	91,897	194,212	557,851	91,897	557,851
Allowance for Credit Losses (2)	73,048	71,713	60,747	73,048	60,747
Total Equity	683,202	677,471	636,839	683,202	636,839
Goodwill net of deferred tax assets	3,794	3,794	3,794	3,794	3,794
Tangible Common Equity (3)	679,408	673,677	633,045	679,408	633,045
AVERAGE BALANCES
Total Assets	$6,153,334	$6,171,427	$5,520,861	$6,071,682	$5,314,956
Earning Assets	5,909,834	5,924,801	5,282,569	5,825,275	5,078,509
Investments - available-for-sale	1,201,657	955,242	637,523	977,955	625,887
Loans	4,354,104	4,487,683	4,556,812	4,468,891	4,359,522
Paycheck Protection Program (PPP) Loans	142,917	348,026	557,290	296,938	339,149
Total Deposits	5,344,272	5,387,185	4,737,671	5,280,361	4,546,897
Interest Bearing Deposits	3,662,707	3,753,499	3,336,268	3,652,839	3,294,785
Interest Bearing Liabilities	3,737,707	3,828,499	3,433,326	3,728,339	3,393,274
Total Equity	688,252	663,993	630,978	668,652	615,910
INCOME STATEMENT DATA
Net Interest Income	$45,741	$43,661	$39,913	$133,081	$118,295
Net Interest Income-Fully Tax Equivalent	46,717	44,452	40,523	135,535	120,091
Provision for Credit Losses (2)	1,300	(1,700)	1,750	1,077	13,850
Noninterest Income	11,114	11,340	13,115	35,011	35,061
Noninterest Expense	25,967	26,648	23,125	79,361	66,293
Net Income	24,119	24,348	22,776	71,450	59,745
Pretax Pre-Provision Earnings (3)	30,888	28,353	29,903	88,731	87,063
PER SHARE DATA
Basic Net Income Per Common Share	$0.95	$0.96	$0.89	$2.81	$2.34
Diluted Net Income Per Common Share	0.94	0.95	0.89	2.79	2.33
Cash Dividends Declared Per Common Share	0.34	0.34	0.30	1.02	0.90
Dividend Payout	36.17%	35.79%	33.71%	36.56%	38.63%
Book Value Per Common Share (equity per share issued)	26.80	26.59	25.05	26.80	25.05
Tangible Book Value Per Common Share (3)	26.66	26.45	24.90	26.66	24.90
Market Value – High	73.04	70.25	53.00	77.05	53.00
Market Value – Low	56.06	57.02	39.38	53.03	30.49
Basic Weighted Average Common Shares Outstanding	25,479,654	25,473,497	25,418,712	25,472,185	25,484,329
Diluted Weighted Average Common Shares Outstanding	25,635,288	25,602,063	25,487,302	25,608,655	25,618,401
KEY RATIOS
Return on Average Assets	1.56%	1.58%	1.64%	1.57%	1.50%
Return on Average Total Equity	13.90	14.71	14.36	14.29	12.96
Average Equity to Average Assets	11.19	10.76	11.43	11.01	11.59
Net Interest Margin	3.13	3.01	3.05	3.11	3.16
Net Interest Margin, Excluding PPP Loans (3)	2.95	2.95	3.17	2.98	3.22
Efficiency (Noninterest Expense / Net Interest Income plus Noninterest Income)	45.67	48.45	43.61	47.21	43.23
Tier 1 Leverage (4)	10.91	10.59	11.07	10.91	11.07
Tier 1 Risk-Based Capital (4)	14.18	13.79	13.65	14.18	13.65
Common Equity Tier 1 (CET1) (4)	14.18	13.79	13.65	14.18	13.65
Total Capital (4)	15.44	15.04	14.90	15.44	14.90
Tangible Capital (3) (4)	10.92	10.81	11.41	10.92	11.41
ASSET QUALITY
Loans Past Due 30 - 89 Days	$1,245	$673	$1,106	$1,245	$1,106
Loans Past Due 90 Days or More	18	18	19	18	19
Non-accrual Loans	30,978	10,709	13,478	30,978	13,478
Nonperforming Loans (includes nonperforming TDRs)	30,996	10,727	13,497	30,996	13,497
Other Real Estate Owned	316	1,079	316	316	316
Other Nonperforming Assets	20	0	0	20	0
Total Nonperforming Assets	31,332	11,806	13,813	31,332	13,813
Performing Troubled Debt Restructurings	4,973	5,040	5,658	4,973	5,658
Nonperforming Troubled Debt Restructurings (included in nonperforming loans)	6,093	5,938	6,547	6,093	6,547
Total Troubled Debt Restructurings	11,066	10,978	12,205	11,066	12,205
Individually Analyzed Loans	41,148	19,277	22,484	41,148	22,484
Non-Individually Analyzed Watch List Loans	217,386	241,265	198,851	217,386	198,851
Total Individually Analyzed and Watch List Loans	258,534	260,542	221,335	258,534	221,335
Gross Charge Offs	90	267	305	593	4,565
Recoveries	125	1,836	283	2,106	810
Net Charge Offs/(Recoveries)	(35)	(1,569)	22	(1,513)	3,755
Net Charge Offs/(Recoveries) to Average Loans	0.00%	(0.14%)	0.00%	(0.05%)	0.12%
Credit Loss Reserve to Loans (2)	1.72%	1.65%	1.32%	1.72%	1.32%
Credit Loss Reserve to Loans, Excluding PPP Loans (2) (3)	1.76%	1.72%	1.51%	1.76%	1.51%
Credit Loss Reserve to Nonperforming Loans (2)	235.67%	668.51%	450.09%	235.67%	450.09%
Credit Loss Reserve to Nonperforming Loans and Performing TDRs (2)	203.08%	454.82%	317.13%	203.08%	317.13%
Nonperforming Loans to Loans	0.73%	0.25%	0.29%	0.73%	0.29%
Nonperforming Assets to Assets	0.50%	0.19%	0.25%	0.50%	0.25%
Total Individually Analyzed and Watch List Loans to Total Loans	6.10%	5.98%	4.82%	6.10%	4.82%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans (3)	6.23%	6.26%	5.49%	6.23%	5.49%
OTHER DATA
Full Time Equivalent Employees	592	600	571	592	571
Offices	51	50	50	51	50

(1)Core deposits equals deposits less brokered deposits
(2)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.
(3)Non-GAAP financial measure - see "Reconciliation of Non-GAAP Financial Measures"
(4)Capital ratios for September 30, 2021 are preliminary until the Call Report is filed.

CONSOLIDATED BALANCE SHEETS (in thousands, except share data)
	September 30, 2021	December 31, 2020
	(Unaudited)
ASSETS
Cash and due from banks	$78,523	$74,457
Short-term investments	478,710	175,470
Total cash and cash equivalents	557,233	249,927

Securities available-for-sale (carried at fair value)	1,239,715	734,845
Real estate mortgage loans held-for-sale	7,969	11,218

Loans, net of allowance for credit losses* of $73,048 and $61,408	4,166,405	4,587,748

Land, premises and equipment, net	59,998	59,298
Bank owned life insurance	97,224	95,227
Federal Reserve and Federal Home Loan Bank stock	13,772	13,772
Accrued interest receivable	17,780	18,761
Goodwill	4,970	4,970
Other assets	57,850	54,669
Total assets	$6,222,916	$5,830,435

LIABILITIES
Noninterest bearing deposits	$1,762,021	$1,538,331
Interest bearing deposits	3,652,617	3,498,474
Total deposits	5,414,638	5,036,805

Borrowings
Federal Home Loan Bank advances	75,000	75,000
Miscellaneous borrowings	0	10,500
Total borrowings	75,000	85,500

Accrued interest payable	2,916	5,959
Other liabilities	47,160	44,987
Total liabilities	5,539,714	5,173,251

STOCKHOLDERS’ EQUITY
Common stock: 90,000,000 shares authorized, no par value
25,775,133 shares issued and 25,299,178 outstanding as of September 30, 2021
25,713,408 shares issued and 25,239,748 outstanding as of December 31, 2020	119,625	114,927
Retained earnings	567,518	529,005
Accumulated other comprehensive income	10,932	27,744
Treasury stock at cost (475,955 shares as of September 30, 2021, 473,660 shares as of December 31, 2020)	(14,962)	(14,581)
Total stockholders’ equity	683,113	657,095
Noncontrolling interest	89	89
Total equity	683,202	657,184
Total liabilities and equity	$6,222,916	$5,830,435

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

CONSOLIDATED STATEMENTS OF INCOME (unaudited - in thousands, except share and per share data)
	Three Months Ended September 30,		Nine Months Ended September 30,
	2021	2020	2021	2020
NET INTEREST INCOME
Interest and fees on loans
Taxable	$43,025	$42,056	$128,828	$130,759
Tax exempt	119	104	324	542
Interest and dividends on securities
Taxable	2,470	1,577	6,482	5,419
Tax exempt	3,556	2,198	8,915	6,237
Other interest income	125	44	348	292
Total interest income	49,295	45,979	144,897	143,249

Interest on deposits	3,479	5,941	11,587	24,324
Interest on borrowings
Short-term	0	51	7	458
Long-term	75	74	222	172
Total interest expense	3,554	6,066	11,816	24,954

NET INTEREST INCOME	45,741	39,913	133,081	118,295

Provision for credit losses*	1,300	1,750	1,077	13,850

NET INTEREST INCOME AFTER PROVISION FOR CREDIT LOSSES	44,441	38,163	132,004	104,445

NONINTEREST INCOME
Wealth advisory fees	2,177	1,930	6,433	5,594
Investment brokerage fees	521	421	1,560	1,148
Service charges on deposit accounts	2,756	2,491	7,768	7,452
Loan and service fees	3,005	2,637	8,823	7,470
Merchant card fee income	838	670	2,226	1,933
Bank owned life insurance income	640	932	2,101	1,476
Interest rate swap fee income	180	2,143	934	4,105
Mortgage banking income (loss)	(32)	1,005	1,756	2,945
Net securities gains	0	314	797	363
Other income	1,029	572	2,613	2,575
Total noninterest income	11,114	13,115	35,011	35,061

NONINTEREST EXPENSE
Salaries and employee benefits	14,230	12,706	44,377	35,696
Net occupancy expense	1,413	1,404	4,343	4,336
Equipment costs	1,371	1,369	4,134	4,216
Data processing fees and supplies	3,169	3,025	9,692	8,736
Corporate and business development	1,000	586	3,208	2,324
FDIC insurance and other regulatory fees	748	554	1,707	1,224
Professional fees	1,342	1,306	5,058	3,506
Other expense	2,694	2,175	6,842	6,255
Total noninterest expense	25,967	23,125	79,361	66,293

INCOME BEFORE INCOME TAX EXPENSE	29,588	28,153	87,654	73,213
Income tax expense	5,469	5,377	16,204	13,468
NET INCOME	$24,119	$22,776	$71,450	$59,745

BASIC WEIGHTED AVERAGE COMMON SHARES	25,479,654	25,418,712	25,472,185	25,484,329

BASIC EARNINGS PER COMMON SHARE	$0.95	$0.89	$2.81	$2.34

DILUTED WEIGHTED AVERAGE COMMON SHARES	25,635,288	25,487,302	25,608,655	25,618,401

DILUTED EARNINGS PER COMMON SHARE	$0.94	$0.89	$2.79	$2.33

*Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
LOAN DETAIL
(unaudited, in thousands)

	September 30, 2021		June 30, 2021		September 30, 2020
Commercial and industrial loans:
Working capital lines of credit loans	$659,166	15.5%	$616,401	14.1%	$592,560	12.9%
Non-working capital loans	782,618	18.5	886,284	20.3	1,256,853	27.3
Total commercial and industrial loans	1,441,784	34.0	1,502,685	34.4	1,849,413	40.2

Commercial real estate and multi-family residential loans:
Construction and land development loans	378,716	8.9	402,583	9.2	393,101	8.5
Owner occupied loans	740,836	17.4	672,903	15.5	619,820	13.5
Nonowner occupied loans	582,019	13.7	606,096	13.9	567,674	12.3
Multifamily loans	252,983	6.0	300,449	6.9	279,713	6.1
Total commercial real estate and multi-family residential loans	1,954,554	46.0	1,982,031	45.5	1,860,308	40.4

Agri-business and agricultural loans:
Loans secured by farmland	152,099	3.5	167,314	3.8	150,503	3.2
Loans for agricultural production	171,981	4.1	179,338	4.1	187,651	4.1
Total agri-business and agricultural loans	324,080	7.6	346,652	7.9	338,154	7.3

Other commercial loans	83,595	2.0	85,356	2.0	97,533	2.1
Total commercial loans	3,804,013	89.6	3,916,724	89.8	4,145,408	90.0

Consumer 1-4 family mortgage loans:
Closed end first mortgage loans	173,689	4.1	169,653	3.9	170,671	3.7
Open end and junior lien loans	161,941	3.8	162,327	3.7	170,867	3.7
Residential construction and land development loans	12,542	0.3	12,505	0.3	11,012	0.3
Total consumer 1-4 family mortgage loans	348,172	8.2	344,485	7.9	352,550	7.7

Other consumer loans	92,169	2.2	100,771	2.3	105,285	2.3
Total consumer loans	440,341	10.4	445,256	10.2	457,835	10.0
Subtotal	4,244,354	100.0%	4,361,980	100.0%	4,603,243	100.0%
Less: Allowance for credit losses (1)	(73,048)		(71,713)		(60,747)
Net deferred loan fees	(4,901)		(8,271)		(13,319)
Loans, net	$4,166,405		$4,281,996		$4,529,177

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

LAKELAND FINANCIAL CORPORATION
DEPOSITS AND BORROWINGS
(unaudited, in thousands)

	September 30, 2021	June 30, 2021	September 30, 2020
Noninterest bearing demand deposits	$1,762,021	$1,743,000	$1,420,853
Savings and transaction accounts:
Savings deposits	375,993	358,568	289,500
Interest bearing demand deposits	2,411,722	2,333,758	1,844,211
Time deposits:
Deposits of $100,000 or more	658,050	740,484	965,709
Other time deposits	206,852	218,854	247,681
Total deposits	$5,414,638	$5,394,664	$4,767,954
FHLB advances and other borrowings	75,000	75,000	85,500
Total funding sources	$5,489,638	$5,469,664	$4,853,454

LAKELAND FINANCIAL CORPORATION
AVERAGE BALANCE SHEET AND NET INTEREST ANALYSIS
(UNAUDITED)

	Three Months Ended September 30, 2021			Three Months Ended June 30, 2021			Three Months Ended September 30, 2020
(fully tax equivalent basis, dollars in thousands)	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate	Average Balance	Interest Income	Yield (1)/ Rate
Earning Assets
Loans:
Taxable (2)(3)	$4,339,792	$43,025	3.93%	$4,474,844	$42,342	3.80%	$4,541,608	$42,056	3.68%
Tax exempt (1)	14,312	150	4.16	12,839	128	4.00	15,204	130	3.40
Investments: (1)
Available-for-sale	1,201,657	6,971	2.30	955,242	5,811	2.44	637,523	4,359	2.72
Short-term investments	2,304	0	0.00	2,305	0	0.00	8,865	3	0.13
Interest bearing deposits	351,769	125	0.14	479,571	135	0.11	79,369	41	0.21
Total earning assets	$5,909,834	$50,271	3.37%	$5,924,801	$48,416	3.28%	$5,282,569	$46,589	3.51%
Less: Allowance for credit losses (4)	(72,157)			(72,222)			(59,519)
Nonearning Assets
Cash and due from banks	67,715			68,798			61,656
Premises and equipment	59,824			59,848			60,554
Other nonearning assets	188,118			190,202			175,601
Total assets	$6,153,334			$6,171,427			$5,520,861

Interest Bearing Liabilities
Savings deposits	$369,191	$71	0.08%	$359,484	$71	0.08%	$282,456	$53	0.07%
Interest bearing checking accounts	2,390,462	1,712	0.28	2,428,524	1,700	0.28	1,827,061	1,405	0.31
Time deposits:
In denominations under $100,000	211,911	457	0.86	224,025	545	0.98	254,315	982	1.54
In denominations over $100,000	691,143	1,239	0.71	741,466	1,574	0.85	972,436	3,501	1.43
Miscellaneous short-term borrowings	0	0	0.00	0	0	0.00	22,058	51	0.92
Long-term borrowings and subordinated debentures	75,000	75	0.40	75,000	74	0.40	75,000	74	0.39
Total interest bearing liabilities	$3,737,707	$3,554	0.38%	$3,828,499	$3,964	0.42%	$3,433,326	$6,066	0.70%
Noninterest Bearing Liabilities
Demand deposits	1,681,565			1,633,686			1,401,403
Other liabilities	45,810			45,249			55,154
Stockholders' Equity	688,252			663,993			630,978
Total liabilities and stockholders' equity	$6,153,334			$6,171,427			$5,520,861
Interest Margin Recap
Interest income/average earning assets		50,271	3.37		48,416	3.28		46,589	3.51
Interest expense/average earning assets		3,554	0.24		3,964	0.27		6,066	0.46
Net interest income and margin		$46,717	3.13%		$44,452	3.01%		$40,523	3.05%

(1)Tax exempt income was converted to a fully taxable equivalent basis at a 21 percent tax rate. The tax equivalent rate for tax exempt loans and tax exempt securities acquired after January 1, 1983 included the Tax Equity and Fiscal Responsibility Act of 1982 (“TEFRA”) adjustment applicable to nondeductible interest expenses. Taxable equivalent basis adjustments were $976,000, $791,000 and $610,000 in the three-month periods ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively.
(2)Loan fees are included as taxable loan interest income. Net loan fees attributable to PPP loans were $3.57 million, $2.76 million, and $1.87 million for the three months ended September 30, 2021, June 30, 2021 and September 30, 2020, respectively. All other loan fees were immaterial in relation to total taxable loan interest income for the periods presented.
(3)Nonaccrual loans are included in the average balance of taxable loans.
(4)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology. Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Reconciliation of Non-GAAP Financial Measures

The allowance for credit losses (1) to loans, excluding PPP loans and total individually analyzed and watch list loans to total loans, excluding PPP loans, are non-GAAP ratios that management believes are important because they provide better comparability to prior periods. PPP loans are fully guaranteed by the SBA and have not been allocated for within the allowance for loan losses (1).

A reconciliation of these non-GAAP measures is provided below (dollars in thousands).

	September 30, 2021	June 30, 2021	September 30, 2020
Total Loans	$4,239,453	$4,353,709	$4,589,924
Less: PPP Loans	91,897	194,212	557,851
Total Loans, Excluding PPP Loans	4,147,556	4,159,497	4,032,073

Allowance for Credit Losses (1)	$73,048	$71,713	$60,747

Credit Loss Reserve to Total Loans (1)	1.72%	1.65%	1.32%
Credit Loss Reserve to Total Loans, Excluding PPP Loans (1)	1.76%	1.72%	1.51%

Total Individually Analyzed and Watch List Loans	$258,534	$260,542	$221,335

Total Individually Analyzed and Watch List Loans to Total Loans	6.10%	5.98%	4.82%
Total Individually Analyzed and Watch List Loans to Total Loans, Excluding PPP Loans	6.23%	6.26%	5.49%

(1)Beginning January 1, 2021 calculation is based on the current expected credit loss methodology.  Prior to January 1, 2021 calculation was based on the incurred loss methodology.

Tangible common equity, tangible assets, tangible book value per share, tangible common equity to tangible assets ratio and pretax pre-provision earnings are non-GAAP financial measures calculated using GAAP amounts. Tangible common equity is calculated by excluding the balance of goodwill and other intangible assets from the calculation of equity, net of deferred tax. Tangible assets are calculated by excluding the balance of goodwill and other intangible assets from the calculation of total assets, net of deferred tax. Tangible book value per share is calculated by dividing tangible common equity by the number of shares outstanding less true treasury stock. Pretax pre-provision earnings is calculated by adding net interest income to noninterest income and subtracting noninterest expense. Because not all companies use the same calculation of tangible common equity and tangible assets, this presentation may not be comparable to other similarly titled measures calculated by other companies. However, management considers these measures of the company’s value including only earning assets as meaningful to an understanding of the company’s financial information.

A reconciliation of these non-GAAP financial measures is provided below (dollars in thousands, except per share data).

	Three Months Ended			Nine Months Ended
	Sep. 30, 2021	Jun. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Total Equity	$683,202	$677,471	$636,839	$683,202	$636,839
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,176	1,176	1,176
Tangible Common Equity	679,408	673,677	633,045	679,408	633,045

Assets	$6,222,916	$6,232,914	$5,551,108	$6,222,916	$5,551,108
Less: Goodwill	(4,970)	(4,970)	(4,970)	(4,970)	(4,970)
Plus: Deferred tax assets related to goodwill	1,176	1,176	1,176	1,176	1,176
Tangible Assets	6,219,122	6,229,120	5,547,314	6,219,122	5,547,314

Ending common shares issued	25,486,032	25,473,437	25,419,814	25,486,032	25,419,814

Tangible Book Value Per Common Share	$26.66	$26.45	$24.90	$26.66	$24.90

Tangible Common Equity/Tangible Assets	10.92%	10.81%	11.41%	10.92%	11.41%

Net Interest Income	$45,741	$43,661	$39,913	$133,081	$118,295
Plus: Noninterest income	11,114	11,340	13,115	35,011	35,061
Minus: Noninterest expense	(25,967)	(26,648)	(23,125)	(79,361)	(66,293)

Pretax Pre-Provision Earnings	$30,888	$28,353	$29,903	$88,731	$87,063

Net interest margin on a fully-tax equivalent basis, net of PPP loan impact, is a non-GAAP measure that management believes is important because it provides for better comparability to prior periods. Because PPP loans have a low fixed interest rate of 1.0% and because the accretion of net loan fee income can be accelerated upon borrower forgiveness and repayment by the SBA, management is actively monitoring net interest margin on a fully tax equivalent basis with and without PPP loan impact for the duration of this program.

A reconciliation of this non-GAAP financial measure is provided below (dollars in thousands).

Impact of Paycheck Protection Program on Net Interest Margin FTE

	Three Months Ended			Nine Months Ended
	Sep. 30, 2021	Jun. 30, 2021	Sep. 30, 2020	Sep. 30, 2021	Sep. 30, 2020
Total Average Earnings Assets	$5,909,834	$5,924,801	$5,282,569	$5,825,275	$5,078,509
Less: Average Balance of PPP Loans	(142,917)	(348,026)	(557,290)	(296,938)	(339,149)
Total Adjusted Earning Assets	5,766,917	5,576,775	4,725,279	5,528,337	4,739,360

Total Interest Income FTE	$50,271	$48,416	$46,589	$147,351	$145,045
Less: PPP Loan Income	(3,946)	(3,652)	(3,294)	(12,764)	(6,323)
Total Adjusted Interest Income FTE	46,325	44,764	43,295	134,587	138,722

Adjusted Earning Asset Yield, net of PPP Impact	3.19%	3.22%	3.65%	3.25%	3.91%

Total Average Interest Bearing Liabilities	$3,737,707	$3,828,499	$3,433,326	$3,728,339	$3,393,274
Less: Average Balance of PPP Loans	(142,917)	(348,026)	(557,290)	(296,938)	(339,149)
Total Adjusted Interest Bearing Liabilities	3,594,790	3,480,473	2,876,036	3,431,401	3,054,125

Total Interest Expense FTE	$3,554	$3,964	$6,066	$11,816	$24,954
Less: PPP Cost of Funds	(90)	(162)	(350)	(555)	(635)
Total Adjusted Interest Expense FTE	3,464	3,802	5,716	11,261	24,319

Adjusted Cost of Funds, net of PPP Impact	0.24%	0.27%	0.48%	0.27%	0.69%

Net Interest Margin FTE, net of PPP Impact	2.95%	2.95%	3.17%	2.98%	3.22%

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